SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                          Alexion Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock Par Vaue $.0001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    015351109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

----------
      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 015351109                 13G                       Page 2 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Oak Management Corporation
    06-0990851
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        526,684 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        526,684 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     526,684 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     4.7%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

CUSIP No. 015351109                 13G                       Page 3 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Oak Investment Partners V, Limited Partnership
    06-1332464
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        515,099 shares of commom stock

    (6) Shared voting power:
        Not Applicable

    (7) Sole dispositive power:
        515,099 shares of commom stock

    (8) Shared dispositive power:
        Not Applicable

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     515,099 shares of commom stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     4.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 015351109                 13G                       Page 4 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Oak Associates V, LLC
    06-1332465
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        515,099 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        515,099 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     515,099 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     4.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO-LLC
--------------------------------------------------------------------------------

CUSIP No. 015351109                 13G                       Page 5 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Oak V Affiliates Fund, Limited Partnership
    06-1334685
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        11,585 shares of common stock

    (6) Shared voting power:
        Not applicable

    (7) Sole dispositive power:
        11,585 shares of common stock

    (8) Shared dispositive power:
        Not applicable

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     11,585 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     .10%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 015351109                 13G                       Page 6 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Oak V Affiliates
    06-1334686
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Connecticut
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        11,585 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        11,585 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     11,585 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     .10%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 015351109                 13G                       Page 7 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Bandel L. Carano

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        526,684 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        526,684 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     526,684 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     4.7%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 015351109                 13G                       Page 8 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Gerald R. Gallagher

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        526,684 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        526,684 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     526,684 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     4.7%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 015351109                 13G                       Page 9 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Edward F. Glassmeyer

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        526,684 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        526,684 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     526,684 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     4.7%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 015351109                 13G                      Page 10 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Fredric W. Harman

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        526,684 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        526,684 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     526,684 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     4.7%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 015351109                 13G                      Page 11 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Ann H. Lamont

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        526,684 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        526,684 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     526,684 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     4.7%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 015351109                 13G                      Page 12 of 19 Pages
--------------------------------------------------------------------------------
(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Eileen M. More

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        526,684 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        526,684 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     526,684 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).


--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     4.7%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

                                                             Page 13 of 19 Pages

                                  Schedule 13G
                                 Amendment No. 2
                         Common Stock, Par Value $.0001
                               CUSIP No. 015351109

Item 1(a)         Name of Issuer:

                  Alexion Pharmaceuticals, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  25 Science Park, Suite 360
                  New Haven, CT 06511

Item 2(a)         Name of Person filing:

    Oak Investment Partners V, Limited Partnership
    Oak Associates V, LLC
    Oak V Affiliates Fund, Limited Partnership
    Oak V Affiliates
    Oak Management Corporation
    Bandel L. Carano
    Gerald R. Gallagher
    Edward F. Glassmeyer
    Fredric W. Harman
    Ann H. Lamont
    Eileen M. More

Item 2(b)         Address of Principal Business Office or, if none, Residence:

    c/o Oak Management Corporation
    One Gorham Island
    Westport, CT 06880

Item 2(c)         Citizenship:

    Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)         Title of Class of Securities:

    Common stock, $.0001 par value

Item 2(e)         CUSIP Number: 015351109

Item 3            Not Applicable.

Item 4            Ownership.

      The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 11,281,324 shares outstanding as of December 12, 1998, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1998, plus the shares issuable upon exercise of the options described in the following sentence. Amounts shown as beneficially owned include currently exercisable options to purchase 30,122 shares of Common Stock and 678 shares of Common Stock which may be deemed to be held by Eileen M. More on behalf of Oak Investment Partners V, Limited Partnership, and Oak V Affiliates Fund, Limited Partnership, respectively.

      Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5            Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |X|

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person.

      Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

      Not applicable

Item 8            Identification and Classification of Members of the Group.

      Not applicable

Item 9            Notice of Dissolution of Group.

      Not applicable

Item 10           Certification.

      Not applicable

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 16, 1999

                                    Oak Investment Partners V,
                                    Limited Partnership

                                    By: Oak Associates V, LLC,
                                         As General Partner

                                    By: /s/ Eileen M. More
                                        ----------------------------------------
                                        Managing Member


                                    Oak Associates V, LLC

                                    By: /s/ Eileen M. More
                                        ----------------------------------------
                                        Managing Member


                                    Oak V Affiliates Fund, Limited Partnership

                                    By: Oak V Affiliates,
                                        As General Partner

                                    By: /s/ Eileen M. More
                                        ----------------------------------------
                                        General Partner


                                    Oak V Affiliates

                                    By: /s/ Eileen M. More
                                        ----------------------------------------
                                        General Partner

                                    OAK MANAGEMENT CORPORATION

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Name: Edward F. Glassmeyer
                                        Title: President

                                        /s/ Bandel L. Carano
                                        ----------------------------------------
                                        Bandel L. Carano

                                        /s/ Fredric W. Harman
                                        ----------------------------------------
                                        Fredric W. Harman

                                        /s/ Gerald R. Gallagher
                                        ----------------------------------------
                                        Gerald R. Gallagher

                                        /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Edward F. Glassmeyer

                                        /s/ Ann H. Lamont
                                        ----------------------------------------
                                        Ann H. Lamont

                                        /s/ Eileen M. More
                                        ----------------------------------------
                                        Eileen M. More

                                INDEX TO EXHIBITS

                                                                          Page
                                                                          ----

EXHIBIT A               Agreement of Reporting Persons                     18

                                    Exhibit A

      Each of the undersigned hereby agrees that Amendment No. 2 to the Schedule 13G filed on the date hereof with respect to the shares of Common Stock of Alexion Pharmaceuticals, Inc. has been filed on behalf of the undersigned.

Signature:


    Dated February 16, 1999


                                    Oak Investment Partners V,
                                    Limited Partnership

                                    By: Oak Associates V, LLC,
                                        As General Partner

                                    By: /s/ Eileen M. More
                                        ----------------------------------------
                                        Managing Member


                                    Oak Associates V, LLC

                                    By: /s/ Eileen M. More
                                        ----------------------------------------
                                        Managing Member


                                    Oak V Affiliates Fund, Limited Partnership

                                    By: Oak V Affiliates,
                                        As General Partner

                                    By: /s/ Eileen M. More
                                        ----------------------------------------
                                        General Partner

                                    Oak V Affiliates

                                    By: /s/ Eileen M. More
                                        ----------------------------------------
                                        General Partner


                                    OAK MANAGEMENT CORPORATION

                                    By: /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Name: Edward F. Glassmeyer
                                        Title: President

                                        /s/ Bandel L. Carano
                                        ----------------------------------------
                                        Bandel L. Carano

                                        /s/ Fredric W. Harman
                                        ----------------------------------------
                                        Fredric W. Harman

                                        /s/ Gerald R. Gallagher
                                        ----------------------------------------
                                        Gerald R. Gallagher

                                        /s/ Edward F. Glassmeyer
                                        ----------------------------------------
                                        Edward F. Glassmeyer

                                        /s/ Ann H, Lamont
                                        ----------------------------------------
                                        Ann H. Lamont

                                        /s/ Eileen M. More
                                        ----------------------------------------
                                        Eileen M. More